Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-157207 on Form N-14 of our report dated December 26, 2008, relating to the financial statements and financial highlights of BlackRock Global Opportunities Equity Trust, BlackRock Global Equity Income Trust and BlackRock World Investment Trust (the “Trusts”) appearing in the Annual Report on Form N-CSR of the Trusts for the year ended October 31, 2008, and to the references to us under the headings “Other Service Providers” in the Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 24, 2009